Exhibit 99.1

LBI Media, Inc. Reports Third Quarter 2008 Results

Third Quarter 2008 Net Revenues Increase 2% to $30.8 million

Burbank, CA – November 14, 2008 – LBI Media, Inc. today reported its financial results for the three and nine months ended September 30, 2008.

“We delivered solid results during the third quarter, despite a very challenging advertising market,” said Lenard Liberman, the company’s Executive Vice President and Secretary. “Our third quarter revenue growth was primarily driven by our radio operations, which outperformed our peers and the industry. We saw strength across all of our radio markets during the quarter, as we converted our strong audience shares into advertising dollars. At our Texas stations, we continue to benefit from the changes we made to our programming, which have led to audience growth and a strong advertiser response, despite very difficult comparisons to last year and the negative impact of Hurricane Ike during the period. We own nine radio stations and one television station in Houston, and estimate that lost air-time and ad cancellations caused by the hurricane negatively affected our third quarter net revenues by about 100 basis points. In Los Angeles, revenue growth from our radio cluster continues to outpace the market, as we capitalize on the programming success of our flagship television station, KRCA-TV, and offer creative advertising solutions for our clients.

“While net revenues declined at our television group, we are encouraged by strong sequential improvement at KRCA-TV in Los Angeles. Similar to our peers, the station has been impacted by softness in infomercial advertising and weakness in the mortgage and auto categories. However, during the quarter, we demonstrated success in leveraging our improved programming and increased audience shares to drive strong results in our national and agency driven business.

“Looking ahead, I am encouraged by LBI’s performance during these very challenging times. Despite difficult near-term economic conditions, we are committed to executing our strategy and investing in our content with the goal of further increasing our market share. Our programming investments are leading to audience growth and we remain on track in our plans to launch a new Spanish language television network, Estrella TV, in early 2009. Our station portfolio has never been stronger and we believe the steps we are taking will strengthen our strategic position and ability to serve the rapidly growing and vibrant Hispanic community.”

Results for the Three Months Ended September 30, 2008

Net revenues increased 1.7% to $30.8 million for the three months ended September 30, 2008, as compared to $30.3 million for the same period in 2007. The increase was primarily attributable to increased advertising revenue in the company’s radio segment and incremental revenue in the company’s Utah television market. These gains were partially offset by (i) declines in net revenues in the company’s California and Texas television markets, primarily resulting from lower infomercial advertising and (ii) lost advertising revenue associated with Hurricane Ike, which caused substantial damage and power outages throughout Houston in September 2008.

Total operating expenses increased by $46.0 million, or 210.2%, to $67.9 million for the three months ended September 30, 2008, as compared to $21.9 million for the same period in 2007. This increase was primarily attributable to a $43.6 million increase in non-cash broadcast license impairment charges as a result of a decrease in advertising revenue growth projections for the broadcast industry, an increase in discount rates, and a decline in cash flow multiples for recent station sales. The increase was also attributable to a $1.0 million increase in program and technical expenses primarily related to (i) higher music license fees, including charges associated with the settlement of a royalty dispute with ASCAP, (ii) an increase in the production of new television programs and (iii) incremental expenses related to the company’s Salt Lake City television station, which the company acquired in November 2007. The increase in total operating expenses also resulted from (a) a $0.4 million increase in depreciation and amortization, primarily due to incremental expenses relating to the company’s 2007 asset acquisitions and the completion of construction on two radio tower sites in Texas in the fourth quarter of 2007, (b) a $0.8 million increase in loss on disposal of property and equipment, primarily reflecting damage caused by Hurricane Ike in September 2008, (c) a $0.1 million increase in selling, general and administrative expense, primarily related to expenses incurred to restore power and repair several tower sites damaged by Hurricane Ike, and (d) a $0.1 million increase in promotional expenses.

Adjusted EBITDA1 increased by $6.9 million, or 113.0%, to $13.0 million for the three months ended September 30, 2008, as compared to $6.1 million for the same period in 2007. The change primarily resulted from the absence of a $7.6 million

[1]

We define Adjusted EBITDA as net income or loss plus income tax expense or benefit, net interest expense, interest rate swap expense, impairment of equity method investment, equity in loss of equity method investment, impairment of broadcast licenses, loss on disposal of property and equipment, depreciation and amortization and other non-cash gains and losses. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain non-cash items and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA.

early redemption premium paid to redeem the company’s former 10 1/8% senior subordinated notes in the third quarter of 2007 and a modest increase in net revenues. These increases were partially offset by incremental expenses incurred for KPNZ-TV, the company’s Utah television station acquired in November 2007, and the increase in program and technical expenses, as previously discussed. Excluding the $7.6 million early redemption premium incurred in the third quarter of 2007, Adjusted EBITDA decreased 5.0% during the three months ended September 30, 2008, as compared to the same period in 2007.

The company reported a net loss of $29.4 million for the three months ended September 30, 2008, as compared to a net loss of $11.1 million for the same period of 2007, an increase of $18.3 million. This change was primarily attributable to the $43.6 million increase in non-cash broadcast license impairment charges, partially offset by the $16.7 million net tax benefit primarily resulting from this increase in impairment losses, the absence of the loss on note redemption during the third quarter of 2008, and a decrease in net interest and interest rate swap expenses.

Results for the Nine Months Ended September 30, 2008

Net revenues increased by $3.3 million, or 3.7% to $91.3 million for the nine months ended September 30, 2008, as compared to $88.0 million for the same period in 2007. The increase was primarily attributable to increased advertising revenue in the company’s radio markets and incremental revenue in the company’s Utah television market. These gains were partially offset by declines in the company’s California and Texas television markets, primarily resulting from lower infomercial advertising.

Total operating expenses increased by $53.1 million, or 96.6%, to $108.0 million for the nine months ended September 30, 2008 as compared to $54.9 million for the same period in 2007. This increase was primarily attributable to a $43.6 million increase in non-cash broadcast license impairment charges, based on the factors previously discussed. The increase was also attributable to (a) a $4.0 million decrease in deferred compensation benefit, reflecting the impact of the accrual reduction that the company recorded in the first nine months of 2007, (b) a $2.1 million increase in program and technical expenses, (c) a $1.6 million increase in selling, general and administrative expenses, (d) a $0.8 million increase in loss on disposal of property and equipment, primarily reflecting damage caused by Hurricane Ike in September 2008, (e) a $0.7 million increase in depreciation and amortization, primarily attributable to the incremental expenses relating to the company’s 2007 asset acquisitions and the completion of construction on two radio tower sites in Texas in the fourth quarter of 2007 and (f) a $0.3 million increase in promotional expenses, primarily reflecting new events conducted by the company’s radio stations in 2008.

Adjusted EBITDA increased by $2.9 million, or 8.4%, to $38.2 million for the nine months ended September 30, 2008, as compared to $35.3 million for the same period in 2007. The change primarily resulted from the absence of a $7.6 million early redemption premium paid to redeem the company’s former 10 1/8% senior subordinated notes in the third quarter of 2007 and a modest increase in net revenues. These increases were partially offset by the $4.0 million decrease in deferred compensation benefit, and an increase in programming and technical and selling, general and administrative expenses, as previously discussed. However, excluding the $7.6 million early redemption premium and $4.0 million deferred compensation benefit, each incurred during the first nine months of 2007, Adjusted EBITDA decreased 1.8% during the nine months ended September 30, 2008, as compared to the same period in 2007.

The company reported a net loss of $28.9 million for the nine months ended September 30, 2008, as compared to a net loss of $49.0 million for the same period in 2007, a decrease of $20.1 million. This change partially reflects the $61.1 million decrease in the company’s income tax provision and the absence of the $8.8 million loss on note redemption, partially offset by the $43.6 million increase in non-cash impairment of broadcast license charges, the $4.0 million decrease in deferred compensation benefit and higher net interest expense. In March 2007, the company’s indirect parent, Liberman Broadcasting, Inc., issued shares of Class A common stock to certain investors, and as a result, the company lost its status as an S corporation. As a result of the conversion to a C corporation, the company recorded a non-cash charge of $46.8 million to adjust its deferred tax accounts during the nine months ended September 30, 2007. The change in the company’s income tax benefit (provision) during the nine months ended September 30, 2008, as compared to the same period in 2007, also resulted from the impact of the $43.6 million increase in broadcast license charges, as previously discussed.

Third Quarter 2008 Conference Call

The company will host a conference call to discuss its financial results for the third quarter of 2008 on Friday, November 14, 2008 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (877) 719-9795 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. Third Quarter 2008 Results Conference Call”, and providing confirmation code 7172242 to the operator. The conference call will be recorded and made available for replay through Friday, November 21, 2008. Investors may listen to the replay of the call by dialing (888) 203-1112 and then entering the passcode 7172242.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

Results for LBI Media, Inc.’s three and nine months ended September 30, 2008 will be posted on its website at www.lbimedia.com/investors. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The company owns 22 radio stations (fifteen FM and seven AM) and five television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Houston, TX, Dallas-Ft. Worth, TX, San Diego, CA and Salt Lake City, Utah. The company also owns three television production facilities that it uses to produce television programming.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the company’s radio stations, television stations and studio operations. Forward-looking statements include, but are not limited to, information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see the recent public filings of the company’s parent, LBI Media Holdings, Inc., for information about these and other risks that may affect them. The company and LBI Media Holdings undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenues	$30,843	$30,323	$91,258	$87,983
Operating expenses:
Program and technical, exclusive of depreciation and amortization, loss on disposal of property and equipment, and impairment of broadcast licenses shown below	6,892	5,852	19,415	17,321
Promotional, exclusive of depreciation and amortization, loss on disposal of property and equipment and impairment of broadcast licenses shown below	1,026	938	2,339	2,046
Selling, general and administrative, exclusive of deferred compensation benefit of $0 for the three months ended September 30, 2008 and 2007, respectively, and $0 and $(3,952) for the nine months ended September 30, 2008 and 2007, respectively, depreciation and amortization, loss on disposal of property and equipment and impairment of broadcast licenses shown below	9,913	9,831	31,280	29,700
Deferred compensation benefit	—	—	—	(3,952)
Depreciation and amortization	2,596	2,228	7,460	6,755
Loss on disposal of property and equipment	829	—	829	—
Impairment of broadcast licenses	46,666	3,046	46,666	3,046

Total operating expenses	67,922	21,895	107,989	54,916

Operating (loss) income	(37,079)	8,428	(16,731)	33,067
Interest expense, net of amount capitalized	(7,380)	(8,559)	(22,430)	(23,001)
Interest rate swap expense	(88)	(1,713)	(14)	(586)
Loss on subordinated note redemption	—	(8,776)	—	(8,776)
Equity in loss of equity method investment	(213)	—	(213)	—
Impairment of equity method investment	(161)	—	(161)	—
Interest and other (expense) income	(38)	659	18	764

(Loss) income before benefit from (provision for) income taxes	(44,959)	(9,961)	(39,531)	1,468
Benefit from (provision for) income taxes	15,575	(1,141)	10,666	(50,460)

Net (loss) income	$(29,384)	$(11,102)	$(28,865)	$(48,992)

Adjusted EBITDA (1)	$13,012	$6,108	$38,224	$35,274

Adjusted EBITDA Margin (2)	42.2%	20.1%	41.9%	40.0%

(1)	Refer to the company’s definition of Adjusted EBITDA on page 1. Also, see the tables at the end of this press release for a reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA.

(2)	The company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net revenues.

Results of Operations (continued):

LBI MEDIA, INC.

SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
Net revenues:
Radio	$17,486	$16,537	6%	$50,946	$45,673	12%
Television	13,357	13,786	-3%	40,312	42,310	-5%

Total	$30,843	$30,323	2%	$91,258	$87,983	4%
Total operating expenses before deferred compensation benefit, depreciation and amortization, loss on disposal of property and equipment and impairment of broadcast licenses:
Radio	$8,662	$8,105	7%	$24,735	$21,811	13%
Television	9,169	8,516	8%	28,299	27,256	4%

Total	$17,831	$16,621	7%	$53,034	$49,067	8%
Deferred compensation benefit:
Radio	$—	$—	—	$—	$(3,952)	-100%

Total	$—	$—	—	$—	$(3,952)	-100%
Depreciation and amortization:
Radio	$1,299	$1,080	20%	$3,821	$3,311	15%
Television	1,297	1,148	13%	3,639	3,444	6%

Total	$2,596	$2,228	17%	$7,460	$6,755	10%
Loss on disposal of property and equipment:
Radio	$430	$—	100%	$430	$—	100%
Television	399	—	100%	399	—	100%

Total	$829	$—	100%	$829	$—	100%
Impairment of broadcast licenses:
Radio	$33,989	$3,046	1,016%	$33,989	$3,046	1,016%
Television	12,677	—	100%	12,677	—	100%

Total	$46,666	$3,046	1,432%	$46,666	$3,046	1,432%
Operating (loss) income:
Radio	$(26,894)	$4,306	-725%	$(12,029)	$21,457	-156%
Television	(10,185)	4,122	-347%	(4,702)	11,610	-141%

Total	$(37,079)	$8,428	-540%	$(16,731)	$33,067	-151%
Adjusted EBITDA (3)
Radio	$8,824	$8,432	5%	$26,211	$27,814	-6%
Television	4,188	5,270	-21%	12,013	15,054	-20%
Corporate	—	(7,594)	100%	—	(7,594)	100%

Total	$13,012	$6,108	113%	$38,224	$35,274	8%

(3)	See footnote (1). Also, see the tables at the end of this press release for a reconciliation of operating (loss) income for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$357	$1,697
Accounts receivable, net	22,344	17,780
Current portion of program rights, net	433	321
Amounts due from related parties	53	14
Current portion of notes receivable from related parties	454	449
Current portion of employee advances	83	81
Prepaid expenses and other current assets	1,198	1,163

Total current assets	24,922	21,505

Property and equipment, net	95,674	96,990
Broadcast licenses, net	336,020	382,574
Deferred financing costs, net	7,457	7,872
Notes receivable from related parties	2,385	2,340
Employee advances, excluding current portion	1,543	1,127
Program rights, excluding current portion	862	228
Other assets	3,987	2,775

Total assets	$472,850	$515,411

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$3,285	$3,739
Accrued expenses	3,188	3,642
Accrued interest	3,647	8,701
Current portion of long-term debt	1,343	1,239

Total current liabilities	11,463	17,321

Long-term debt, excluding current portion	361,193	358,637
Fair value of interest rate swap	4,208	4,194
Deferred and other income taxes	38,702	49,515
Other liabilities	2,250	1,603

Total liabilities	417,816	431,270

Shareholder’s equity:
Common stock	—	—
Additional paid-in capital	101,859	102,101
Retained deficit	(46,825)	(17,960)

Total shareholder’s equity	55,034	84,141

Total liabilities and shareholder’s equity	$472,850	$515,411

Results of Operations (continued):

The table set forth below reconciles net cash provided by (used in) operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)
Net cash provided by (used in) operating activities	$1,345	$(8,757)	$5,410	$(3,121)
Add:
Income tax (benefit) expense	(15,575)	1,141	(10,666)	50,460
Interest expense and other income, net	7,418	7,901	22,412	22,238
Less:
Amortization of deferred financing costs	(285)	(276)	(914)	(778)
Amortization of discount on subordinated notes	(64)	(46)	(189)	(46)
Amortization of program rights	(133)	(133)	(413)	(455)
Provision for doubtful accounts	(292)	(300)	(929)	(821)
Loss on sale of property and equipment	(62)	—	(62)	—
Deferred compensation benefit	—	—	—	3,952
Changes in operating assets and liabilities:
Accounts receivable	(100)	475	5,493	3,101
Deferred compensation payments	—	3,003	—	4,377
Program rights	—	—	1,159	—
Amounts due from related parties	4	3	39	(12)
Prepaid expenses and other current assets	154	57	35	(126)
Employee advances	14	(2)	418	(10)
Accounts payable and accrued expenses	(673)	741	497	2,051
Accrued interest	4,850	3,332	5,054	4,715
Deferred taxes payable	15,585	(1,041)	10,813	(50,125)
Other assets and liabilities	825	10	67	(126)

Adjusted EBITDA	$13,012	$6,108	$38,224	$35,274

The following is a reconciliation of operating (loss) income to Adjusted EBITDA for the company’s radio division:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)
Radio division operating (loss) income	$(26,894)	$4,306	$(12,029)	$21,457
Depreciation and amortization	1,299	1,080	3,821	3,311
Loss on disposal of property and equipment	430	—	430	—
Impairment of broadcast licenses	33,989	3,046	33,989	3,046

Radio division Adjusted EBITDA	$8,824	$8,432	$26,211	$27,814

The following is a reconciliation of operating (loss) income to Adjusted EBITDA for the company’s television division:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)
Television division operating (loss) income	$(10,185)	$4,122	$(4,702)	$11,610
Depreciation and amortization	1,297	1,148	3,639	3,444
Loss on disposal of property and equipment	399	—	399	—
Impairment of broadcast licenses	12,677	—	12,677	—

Television division Adjusted EBITDA	$4,188	$5,270	$12,013	$15,054

Results of Operations (continued):

The following is a reconciliation of Adjusted EBITDA, as reported, to Adjusted EBITDA excluding the early redemption premium on the company’s former 10 1/8% senior subordinated notes and deferred compensation benefit:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)
Adjusted EBITDA, as reported	$13,012	$6,108	$38,224	$35,274
Early redemption premium on former 10 1/8% subordinated notes	—	7,594	—	7,594
Deferred compensation benefit	—	—	—	(3,952)

Adjusted EBITDA, excluding early redemption premium and deferred compensation benefit	$13,012	$13,702	$38,224	$38,916

Adjusted EBITDA Margin, excluding early redemption premium and deferred compensation benefit	42.2%	45.2%	41.9%	44.2%

The following is a reconciliation of Adjusted EBITDA, as reported, to Adjusted EBITDA excluding the early redemption premium on the company’s former 10 1/8% senior subordinated notes:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)
Adjusted EBITDA, as reported	$13,012	$6,108	$38,224	$35,274
Early redemption premium on former 10 1/8% subordinated notes	—	7,594	—	7,594

Adjusted EBITDA, excluding early redemption premium	$13,012	$13,702	$38,224	$42,868

Adjusted EBITDA Margin, excluding early redemption premium	42.2%	45.2%	41.9%	48.7%